Exhibit 10.2

March 30, 2016

Mark Anderson
2712 Gleneagles Ct.
Naperville, IL 60565
markanderson1201@gmail.com

Dear Mark,
I am very pleased to offer you the position of Senior Vice President, Customer Success, based out of our Chicago, IL office, reporting to me.
Your starting annualized base salary will be $275,000 payable on a semi-monthly basis. In addition, on a yearly basis, you will be eligible to participate in Model N’s Executive Bonus Plan at an annualized target bonus of $125,000 based on specific company and personal objectives. During the current fiscal year, your eligibility for a performance bonus will be prorated based on your start date.
Model N management will recommend to the Compensation Committee of our Board of Directors that you be granted 71,023 Restricted Stock Units (RSUs) of Model N, Inc. through our Equity Incentive Plan. 23,675 RSUs are time based which vest over a four-year period with 25% vesting on each annual anniversary of the 15th day of the second month of the quarter of your start date. The remaining 47,348 RSUs will be issued as Performance Based RSUs (“PRSUs”) with a 3 year vesting period. The Company will provide the details on the two grants upon Compensation Committee approval on May 11, 2016. The grants above represent a total value of $750,000 based on the 30-day average Model N closing stock price for the period ending March 18, 2016 of $10.56.
In addition, as an employee of Model N, you will be eligible to participate in our Employee Stock Purchase Program (ESPP). The ESPP offers employees the opportunity to purchase Model N stock at a 15% discount using post-tax payroll deductions. Enrollment into the program occurs twice a year in February and August.
You are also eligible for employee benefits starting on your first day. More information will be sent to you following acceptance of this offer.
As a Model N employee, you will be expected to sign and comply with an employee proprietary information and invention agreement which requires, among other provisions, confidentiality, the assignment of patent rights to any invention made during your employment at Model N and non-disclosure of proprietary information.
While you render services to Model N, you also will not assist any person or organization in competing with Model N, in preparing to compete with Model N, or in hiring any employees of Model N.
This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than (3) days after your employment begins. The offer is also contingent on satisfactory completion of reference checks and a background check, which we will initiate with your permission after receiving your acceptance.
As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Model N. We request that in the event of resignation, you give the company two weeks’ notice. Similarly, Model N may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment supersedes all our prior written and verbal communication with you and can only be modified by written agreement signed by you and Model N.
We are currently forecasting your start date as April 4, 2016.
To indicate your acceptance of this offer, please sign and date this letter and return it to Model N. For your convenience, you may sign electronically via DocuSign, or you may scan and email your signed letter (both pages) to Christine Bateman at cbateman@modeln.com, or fax the letter back to Human Resources at (650) 610-4603. This offer will expire at the end of day on March 31, 2016.
I look forward to your favorable reply and to an exciting and productive working relationship.

Exhibit 10.2

Sincerely,

/s/ Edward F. Sandar	April 4, 2016
Edward F. Sander, Jr.	Proposed Start Date
Chief Executive Officer
Model N, Inc.

/s/ Mark A Anderson	March 31, 2016
Accepted	Date